Exhibit 99.1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Scott A. Kingsley, EVP & Chief Financial Officer Office: (315) 445-3121

Community Bank System, Inc.

Announces Senior Management Changes

SYRACUSE, N.Y. — May 21, 2018 — Community Bank System, Inc. (NYSE: CBU) (the “Company”) and its wholly-owned subsidiary, Community Bank, N.A. (the “Bank”), announced several key senior management promotions.

Scott Kingsley has been promoted to the Executive Vice President and Chief Operating Officer of the Company and the Bank effective June 1, 2018. Mr. Kingsley has served as Executive Vice President and Chief Financial Officer since joining the Company in 2004. In his role as Chief Operating Officer, Mr. Kingsley will have oversight responsibilities for all banking, wealth management, employee benefit services, and insurance operations and related business activities.

Joseph E. Sutaris has been promoted to Executive Vice President and Chief Financial Officer of the Company and Bank, succeeding Mr. Kingsley in that position, effective June 1, 2018. Mr. Sutaris is currently serving as the Bank’s Senior Vice President, Finance and Accounting. In his role as Chief Financial Officer, Mr. Sutaris’ responsibilities will include supervision of all activities related to finance, accounting and investor relations. Mr. Sutaris joined the Company in 2011 as part of the acquisition of Wilber National Bank where he served as the Executive Vice President, Chief Financial Officer, Treasurer and Secretary of Wilber National Bank.

Joseph F. Serbun has been promoted to Executive Vice President and Chief Credit Officer, effective June 1, 2018, upon the previously announced retirement of Brian D. Donahue as EVP and Chief Banking Officer. Mr. Serbun’s responsibilities will be expanded to include supervision of all aspects of the Bank’s lending and credit operations related to commercial lending, residential lending, direct and indirect consumer lending, credit administration, cash management and regional banking. Mr. Serbun joined the Bank in 2008 as Credit Officer Team Leader and has served as Senior Vice President and Chief Credit Officer since 2010. Mr. Serbun has more than 34 years of experience in the banking industry, having served in various roles with larger money center banks and regional community banks.

Mark E. Tryniski, the President and Chief Executive Officer of the Company commented, “I am excited to announce these senior management changes. Scott Kingsley has been instrumental in the growth and success of the Company and its subsidiaries and the decision to have him act as the Company’s Chief Operating Officer will enable him to further focus his attention on our banking operations and the wealth management, employee benefit services, and insurance operations with the intent to grow those lines of business in a dynamic way. Joe Sutaris and Joe Serbun are seasoned bankers and their long-tenure and experience with the Company has positioned them for continued success in their expanded roles and I believe their energy and leadership will support the continued growth and success of the Company.”

Community Bank System, Inc. operates more than 230 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of approximately $11 billion, the DeWitt, N.Y. headquartered company is among the country’s 150 largest financial institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its’ Community Bank Wealth Management Group and OneGroup NY, Inc. operating subsidiaries. The Company’s Benefit Plans Administrative Services, Inc. subsidiary (which includes Northeast Retirement Services, LLC) is a leading provider of employee benefits administration, trust services, fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company’s stock trades under the symbol CBU. For more information about Community Bank visit www.communitybankna.com or http://ir.communitybanksystem.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. These statements are based on the current beliefs and expectations of CBU’s management and CBU does not assume any duty to update forward-looking statements.